Exhibit 99.1
cablecom reports second quarter 2006 results
Luxembourg, 10th August 2006 — Cablecom Luxembourg S.C.A., a holding company incorporated in Luxembourg providing cable communications services primarily in Switzerland through its subsidiary Cablecom GmbH (collectively referred to as “Cablecom”) today reports selected preliminary financial and operating results for the quarter ended June 30, 2006. Cablecom Luxembourg S.C.A. is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK). A copy of this release will be posted to the investor relations section of the Liberty Global (www.lgi.com) and the Cablecom (www.cablecom.lu) websites. The full report with the accompanying financial statements is expected to be posted on both websites by the end of August.
Highlights for the three months ended June 30, 2006 compared to the same period last year are as follows:
•	Revenue growth of 18% to CHF 240.8 million

•	Operating cash flow (OCF)[1] growth of 33% to CHF 100.5 million

•	Operating loss decreased by CHF 44.4 million to CHF 3.0 million
Financial highlights2

	Three months ended June 30,			Six months ended June 30,
	2006	2005	%	2006	2005	%
	(CHF millions)			(CHF millions)
Revenue	240.8	204.6	17.7	472.6	398.8	18.5
Operating Cash Flow	100.5	75.7	32.8	191.1	150.4	27.1
Revenue for the three months ended June 30, 2006 was CHF 240.8 million, which represents an increase of 17.7% as compared to the same period last year. The increase in revenue is primarily due to a rate increase for our analog video services and the growth of our digital products including digital video, broadband Internet and telephony services.
Operating cash flow for the three months ended June 30, 2006 was CHF 100.5 million, which represents an increase of 32.8%, as compared to the same period last year. The increase in OCF was principally due to higher revenue and operating leverage, as more customers subscribe to

[1]	Please see page 5 for an explanation of operating cash flow and a reconciliation to operating loss.

[2]	On October 24, 2005, Liberty Global Switzerland, Inc., a wholly-owned subsidiary of Liberty Global, purchased Cablecom Holdings AG, the indirect parent company of Cablecom Luxembourg S.C.A. Liberty Global Switzerland has elected to “push down” the basis of accounting for the acquisition effective January 1, 2006.

multiple products as well as the rate increase for analog video services and lower selling, general and administrative expenses. OCF for the three months ended June 30, 2006 includes operational charges for corporate and support functions incurred on our behalf by the UPC Broadband division of Liberty Global of CHF 9.7 million, while OCF for the three months ended June 30, 2005 includes CHF 1.7 million of corporate costs allocated from Glacier Holdings S.C.A. OCF as a percentage of revenue increased to 41.7% during the three months ended June 30, 2006 from 37.0% during the same period in 2005.
Capital expenditures for the six months ended June 30, 2006 were CHF 105.5 million. Capital expenditures were mainly driven by customer premise equipment and network related expenditures.

Operating highlights

	As of June 30,	As of March 31,
	2006	2006
Subscribers[3]
Video	1,543,000	1,539,200
Analog cable[4]	1,425,600	1,427,400
Digital cable[5]	117,400	111,800
Broadband Internet[6]	379,000	364,400
Telephony[7]	223,500	207,400
Total RGUs	2,145,500	2,111,000
Subscribers to our analog cable video services were approximately 1.4 million as of June 30, 2006, while subscribers to our digital video services were approximately 117,400 as of the same date. Digital video subscribers increased by approximately 5.0% versus the previous quarter, representing a penetration rate of 7.6% of our total video subscribers. Broadband Internet subscribers increased to 379,000, a 4.0% increase versus the previous quarter, while telephony subscribers increased to approximately 223,500, a 7.8% increase. The increase in subscribers was a result of strong sales, product bundling and the successful positioning of our products in the market.

[3]	The subscriber statistics have been calculated in accordance with the methods used by Liberty Global. Previously the subscriber statistics were presented in accordance with Cablecom’s policy. The changes in the methodology mainly affect the number of RGUs in our analog and digital video services. Consistent with Liberty Global’s single count methodology, a digital video subscriber is not counted as both an analog and a digital video RGU, but as a single digital video RGU. Furthermore, customers that purchased a set-top box but do not generate recurring revenue for digital video are not counted as a digital video RGU. The process of conforming Cablecom’s subscriber counting methodologies to Liberty Global’s is ongoing and further adjustments are possible in future periods.

Revenue Generating Unit (RGU) is separately an analog video subscriber, digital video subscriber, broadband Internet subscriber or telephony subscriber. A home may contain one or more RGUs. For example, a subscriber to our digital video service, broadband Internet service and telephony service would constitute three RGUs. Total RGUs is the sum of analog video, digital video, broadband Internet and telephone subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Generally, customers serviced through our business-to-business activities are not counted as subscribers. Pursuant to services agreements, Cablecom offers digital cable, Internet access and telephony services over networks owned by third parties or “partner networks”. A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Cablecom’s partner network information is generally presented one quarter in arrears such that the information included in our June 30, 2006 subscriber table is based on March 31, 2006 data.

[4]	Analog video subscriber is comprised of analog video customers that are counted on a per connection basis. An analog video subscriber is not counted as a digital video subscriber. An analog video subscriber who also has digital video service is counted as a digital video RGU. We have increased our analog video subscribers from the amount reported in our March 31, 2006 release to reflect 17,600 additional analog video subscribers which had been previously under reported at March 31, 2006.

[5]	Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital video services, we report a decrease in our analog subscribers equal to the increase in our digital subscribers. In our June 30, 2006 RGU table, partner network subscribers accounted for 19,800 digital video RGUs.

[6]	Broadband Internet subscriber is a home or commercial unit with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. In our June 30, 2006 RGU table, partner network subscribers accounted for 31,000 broadband Internet RGUs.

[7]	Telephony subscriber is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services. Telephony subscribers as of June 30, 2006, exclude an aggregate of 4,200 mobile telephone subscribers. Mobile telephone services generate substantially lower average revenues per unit (ARPU) than broadband or Voice over Internet Protocol or “VoIP” telephone services. In our June 30, 2006 RGU table, partner network subscribers accounted for 15,900 telephony RGUs.

Summary of total debt and cash and cash equivalents
Cash and cash equivalents were CHF 191.8 million as of June 30, 2006. In addition, a CHF 150.0 million revolving credit facility remains undrawn and is available to us subject to our being in compliance with certain financial covenants and other conditions.
The following table details Cablecom’s total debt and capital leases and cash and cash equivalents as of June 30, 2006:

As of June 30,
2006
(CHF millions)
Bank Facility	1,332.8
Fixed Rate Notes	505.5
Capital lease obligations	28.7
Other	4.4

Total debt and capital leases	1,871.4

Cash and cash equivalents	191.8

About cablecom
Cablecom is Switzerland’s largest cable network operator in terms of subscribers, offering its customers quadruple-play products in video, broadband Internet, mobile and fixed-line telephone services. Cablecom also supplies voice, data and value-added services for business customers. In addition, Cablecom provides cable network companies with plant engineering and construction, as well as application and transmission services for television, telephone and Internet. Cablecom is a part of the UPC Broadband division of Liberty Global.
Disclaimer
This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of Cablecom services, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. Cablecom expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in Cablecom’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please contact:
investor.relations@cablecom.lu
Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a measure recognized by accounting principles generally accepted in the United States (U.S. GAAP). Operating cash flow is the primary measure used by Cablecom’s chief operating decision maker to evaluate operating performance and to decide how to allocate resources. As Cablecom uses the term, operating cash flow is defined as revenue less operating expenses and charges and SG&A expenses (excluding depreciation and amortization, stock-based compensation, and net gain on disposal of long-lived assets). Cablecom believes operating cash flow is meaningful because it provides stakeholders a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available U.S. GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view our core operating trends. A reconciliation of Cablecom’s operating cash flow to Cablecom’s operating loss is presented below for the three and six months ended June 30, 2006 and 2005. You should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net income (loss), cash flow from operating activities and other U.S. GAAP measures of income.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(CHF millions)		(CHF millions)
Operating cash flow	100.5	75.7	191.1	150.4
Stock-based compensation	—	(37.6)	—	(75.2)
Depreciation and amortization	(103.5)	(85.5)	(198.2)	(163.2)
Net gain on disposal of long-lived assets	—	—	0.1	3.3

Operating loss	(3.0)	(47.4)	(7.0)	(84.7)